Exhibit 16.1

[Deloitte & Touche LLP Letterhead]

November 13, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of PDF Solutions, Inc.’s Current Report on Form 8-K dated November 10, 2009 and have the following comments:

1.	We agree with the statements made in the second sentence of the first paragraph and the second, third, fourth and fifth paragraphs of Item 4.01(a).

2.	We have no basis on which to agree or disagree with the statements made in the first sentence of the first paragraph of Item 4.01(a) or the statements made in Item 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP